Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-XXXXX) and related Prospectus, of our report dated March 31, 2023, with respect to the financial statements of Kidpik Corp. as of December 31, 2022 and January 1, 2022, and for the years then ended, which report is included in the Annual Report on Form 10-K of Kidpik Corp. for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Kidpik Corp.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP

New York, New York
June 30, 2023